Aflac Incorporated 1st Quarter 2018 10-Q

Exhibit 10.6

STATE OF GEORGIA
COUNTY OF MUSCOGEE:

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into as of the 11th day of June, 2015, by and between Aflac Incorporated, a Georgia corporation, hereinafter referred to as "Corporation," and AUDREY BOONE TILLMAN, a resident of said State and County, hereinafter referred to as "Employee";

W I T N E S S E T H T H A T:

WHEREAS, Corporation and Employee desire to enter into an Employment Agreement and to set forth the terms and conditions of Employee's employment by Corporation as its Executive Vice President, General Counsel;

NOW, THEREFORE, the parties, for and in consideration of the mutual covenants and agreements hereinafter contained, do contract and agree as follows, to-wit:

1.    Purpose and employment. The purpose of this Agreement is to define the relationship between Corporation as an employer and Employee as an employee and Executive Vice President, General Counsel of Corporation.

2.    Duties. Employee agrees to provide executive management services as Executive Vice President, General Counsel of Corporation to Corporation and its subsidiaries and affiliates on a full-time and exclusive basis; provided, however, nothing shall preclude Employee from engaging in charitable and community affairs or managing her own or her family's personal investments.

3.    Performance. Employee agrees to devote all necessary time and her best efforts in the performance of her duties as Executive Vice President, General Counsel of Corporation on behalf of Corporation and its subsidiaries and affiliates.

4.    Term. The term of employment under this Agreement shall begin June 11, 2015, and shall continue for a period of three (3) years until June 10, 2018, unless extended or sooner terminated as hereinafter provided. On an annual basis beginning effective June 11, 2016, the scheduled term of this Agreement shall be extended for successive one (1)-year periods unless written notice of termination is given prior to such annual date by one party to the other party that the Agreement will not be extended by its terms.

5.    Base salary. For all the services rendered by Employee, Corporation shall continue to pay Employee a base salary of five hundred thousand dollars ($500,000.00) per year commencing January 1, 2015, said salary to be payable in accordance with Corporation's normal payroll procedures. Employee's base salary may be increased annually during the term of this Agreement and any extensions hereof as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee of the Board”).

6.    Documentation of increase in base salary. Any increase in base salary determined by the Compensation Committee of the Board under Paragraph 5 shall be documented in the Corporation’s records and communicated to Employee, as the Compensation Committee of the Board may determine.

7.    Management Incentive Plan. In addition to the base salary paid to Employee in accordance with Paragraph 5, Corporation shall for each calendar year of Employee's employment by Corporation, beginning with the calendar year 2015, continue to pay Employee, as performance bonus compensation, an amount determined each year under Corporation's current Management Incentive Plan (i.e., short-term incentive program) with a target level based on at least eighty percent (80%) of base salary. Nothing in this Paragraph shall preclude Employee from receiving additional discretionary bonuses approved by the Chief Executive Officer or the Compensation Committee of the Board. Amounts payable to Employee under the Management Incentive Plan (or any successor or other executive bonus program) shall be payable in such manner, at such times and in such forms, as prescribed by the terms of the Management Incentive Plan (or successor or other program).

8.    Employee benefits. Employee shall be eligible to participate with other employees of Corporation in all fringe benefit programs applicable to similarly-situated employees generally which may be authorized and adopted from time to time by the Board, including without limitation: a qualified pension plan, a qualified 401(k) and profit sharing plan, a disability income or sick pay plan, an accident and health plan (including medical reimbursement and hospitalization and major medical benefits), and a group life insurance plan. In addition, Corporation shall furnish to Employee such other "fringe" or employee benefits as are provided to similarly-situated key executive employees of Corporation and such additional employee benefits which the Compensation Committee of the Board or the Corporation’s Chief Executive Officer shall determine to be appropriate to Employee's duties and responsibilities as Executive Vice President, General Counsel of Corporation, including, without limitation, reimbursement of legal and accounting expenses incurred by Employee in connection with the preparation of her employment or other agreements with Corporation and any expenses for legal, accounting or financial services incurred by Employee in connection with her employment. Any reimbursements made pursuant to the preceding sentence shall be paid as soon as practicable but no later than ninety (90) days after Employee submits evidence of such expenses to Corporation (which payment date shall in no event be later than the last day of the calendar year following the calendar year in which the expense was incurred). The amount of such reimbursements during any calendar year shall not affect the benefits provided in any other calendar year, and the right to any such benefits shall not be subject to liquidation or exchange for another benefit.

9.    Equity award plans. Employee shall be eligible to be awarded stock options, restricted stock awards, and other equity awards (collectively, “Equity Awards”) to purchase Corporation's common stock under Corporation's Long-Term Incentive Plans for selected key employees and directors during the term of this Agreement.

10.    Working facilities and expenses. Employee shall be provided with an office, books, periodicals, stenographic and technical help, ground and air transportation, and such other facilities,

equipment, supplies and services suitable to her position and adequate for the performance of her duties. Corporation shall pay Employee's fees and dues in such social and country clubs, civic clubs and business societies and associations as shall be appropriate in facilitating Employee's job performance and in the best interest of Corporation. Corporation shall also pay all appropriate business liability insurance and any business licenses and fees pertaining to the services rendered by Employee hereunder.

Employee is encouraged and is expected, from time to time, to incur reasonable expenses for promoting the business of Corporation, including expenses for social and civic club memberships and participation, entertainment, travel and other activities associated with Employee's duties. The cost of all such activities shall be the expenses of Corporation unless the Compensation Committee of the Board shall determine in advance that any such expense of Employee should be paid by Employee.

Any expense reimbursements made to satisfy the terms of this Paragraph 10 shall be paid as soon as practicable but no later than ninety (90) days after Employee submits evidence of such expenses to Corporation (which payment date shall in no event be later than the last day of the calendar year following the calendar year in which the expense was incurred). The amount of such reimbursements during any calendar year shall not affect the benefits provided in any other calendar year, and the right to any benefits under this Paragraph shall not be subject to liquidation or exchange for another benefit.

11.    Vacation. Employee shall continue to be entitled to her vacation time with pay during each calendar year in accordance with Corporation's vacation policy for senior executive employees. In addition, Employee shall be entitled to such holidays as Corporation shall recognize for its employees generally.

12.    Sickness and total disability. Employee's absence from work because of sickness or accident (not resulting in Employee becoming "totally disabled," as that term is hereinafter defined) shall not result in any adjustment in Employee's compensation or other benefits under this Agreement.

Should Employee become totally disabled as a result of sickness or accident and unable to adequately perform her regular duties prescribed under this Agreement, her base salary (which shall continue to be adjusted as provided for in Paragraph 5), together with incentive bonuses under Corporation's Management Incentive Plan and her participation in Corporation's employee benefit programs and retirement plan shall continue without reduction except as hereinafter provided, during the continuance of such disability for a period not exceeding the earlier of (1) the end of the term of this Agreement or any extension hereof, or (2) a period of one and one-half (1-1/2) years (547 calendar days) for each continuous disability. Payments pursuant to this Paragraph 12 shall be reduced by any amounts paid to Employee during any such period of disability from time to time under any disability programs, plans or policies maintained by Corporation, its subsidiaries or affiliates. In addition, if during, or on the first day of, the period Employee is receiving such disability pay and benefits, (i) Employee reaches or has reached the date upon which she satisfies the criteria to receive the maximum percentage of retirement benefits available under the Aflac Incorporated Supplemental Executive Retirement Plan (the “Maximum Retirement Benefit Date”);

and (ii) upon or after the Maximum Retirement Benefit Date, there ceases to be a reasonable expectation that she will return to perform services for Corporation, such that Employee has a separation from service (as defined below) and her Benefit Commencement Date under the Aflac Incorporated Supplemental Executive Retirement Plan (the “SERP”) has occurred (whether or not the SERP benefit payments are to actually commence on her Benefit Commencement Date or are to be delayed by six (6) months as may be required under the SERP to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)); the amount of disability pay consisting of base salary and cash incentive bonuses being paid or payable under this Paragraph 12 shall be reduced effective as of the date of such separation from service to an amount that is forty percent (40%) of the amount being paid or payable immediately before such date.

Should Employee's total disability continue for a period beyond the end of the term of this Agreement or in excess of five hundred and forty-seven (547) calendar days, this Agreement shall, at the end of such period which first occurs, be automatically terminated. If, however, prior to such time, Employee's total disability shall have ceased and she shall have resumed the adequate performance of her duties hereunder, this Agreement shall continue in full force and effect and Employee shall be entitled to continue her employment hereunder and to receive her full compensation and other benefits as though she had not been disabled; provided, however, unless Employee shall adequately perform her duties hereunder for a continuous period of at least sixty (60) calendar days following a period of total disability before Employee again becomes totally disabled, she shall not be entitled to start a new five hundred and forty-seven (547)-day period under this Paragraph, but instead may only continue under the remaining portion of the original five hundred and forty-seven (547)-day period of total disability. In the event Employee shall not adequately perform her duties hereunder for a continuous period of at least sixty (60) calendar days following a period of total disability, the running of the original five hundred and forty-seven (547)-day period shall cease during the time of Employee's adequate performance of her duties hereunder before Employee again becomes totally disabled.

If, following Employee’s becoming totally disabled, this Agreement shall be terminated (as provided in the preceding paragraph) and Employee’s employment with Corporation terminated, Employee shall be one hundred percent (100%) vested in, and entitled to, benefits under the SERP determined as if Employee’s “Years of Participation” and “Years of Employment” (as such terms (or similar terms) are defined in the SERP) include the period of time before such termination date during which Employee was totally disabled. Furthermore, if on such termination date Employee is not yet eligible for an early retirement benefit under the SERP, Employee will be entitled to benefits under the SERP the amount of which shall be determined as if her termination date was Employee’s Early Retirement Date (as such term is defined in the SERP); provided, these provisions shall not affect the timing or form of her SERP distributions, which shall be determined solely under the terms of the SERP.

For the purpose of this Agreement, the term "totally disabled" or "total disability" shall mean Employee's inability to adequately perform her executive and management duties hereunder on account of accident or illness. It is understood that Employee's occasional sickness or other incapacity of short duration may not result in her being or becoming "totally disabled"; however, such illness or incapacity could constitute Employee's being or becoming "totally disabled" if such illness or incapacity is prolonged or recurring.

13.    Termination of employment.

A.    Termination by Corporation. The Corporation's Chief Executive Officer may terminate this Agreement and Employee’s employment (the date thereof being referred to as her “Actual Termination Date”), at any time, with or without "good cause" ("good cause" being hereinafter defined), (i) immediately upon giving written notice to Employee of her termination for “good cause,” and (ii) by giving at least thirty (30) days' written notice to Employee of Corporation’s intention to terminate Employee's employment without "good cause"; provided, however, with respect to termination without “good cause,” Corporation may, at its selection, terminate Employee's actual employment (so that Employee no longer renders services on behalf of Corporation) at any time during said thirty (30) day period; and,

(1)    In the event such termination is for "good cause," Corporation shall be obligated only to pay Employee her base salary earned under Paragraph 5 through her Actual Termination Date.

For purposes of this Agreement (including Paragraph 18 hereof), "good cause" shall mean: that, in the sole discretion of the Corporation’s Chief Executive Officer, any of the following have occurred or exist: (i) the willful and deliberate failure of Employee to substantially perform her executive and management duties hereunder for reasons other than Employee's sickness, injury or disability; (ii) the willful and deliberate conduct by Employee, which results in substantial injury or damage to Corporation; or (iii) the conviction or plea of guilty by Employee of a felony crime. A termination of Employee for “good cause” based on clause (i) or (ii) of the preceding sentence will take effect immediately, unless Corporation’s Chief Executive Officer, in his sole discretion, allows Employee a right to cure, in which case such termination for “good cause” will take effect thirty (30) days (or such shorter period as determined by the Chief Executive Officer) after Employee receives from Corporation written notice of its intent to terminate Employee’s employment and Corporation’s description of the alleged cause, unless Employee, in the opinion of the Corporation’s Chief Executive Officer, during such permitted cure period, makes significant progress toward remedying (and as soon as practicable thereafter, substantially completes the remedy of) the events or circumstances constituting “good cause”; a termination of Employee for “good cause” based on clause (iii) of the preceding sentence will take effect immediately.

(2)    In the event such termination is without "good cause," as defined in subparagraph (1) of this Paragraph and, if applicable, subject to the terms of Paragraph 18, and if Employee timely signs and does not revoke a release as provided in subparagraph G of Paragraph 13, Corporation shall be obligated to:

(a)    upon Employee’s separation from service, pay Employee her base salary as provided for in Paragraph 5 of this Agreement up to the end of the scheduled term of this Agreement; provided, if at the time Employee has a separation from service (such that her Benefit Commencement Date under the SERP has occurred) Employee has attained her Maximum Retirement Benefit Date, all payments being paid or payable under this subparagraph (a) shall cease or not commence, as applicable. Such amount, if any, payable under this subparagraph (a) for the period after her Actual Termination Date will be paid in accordance with the regular payroll schedule applicable to all other similarly-situated active executive employees of Corporation commencing with the next regularly scheduled payday, with any portion of such amount that is payable within the six (6)-month period beginning on the date of her separation from service being paid in a lump sum upon the day after the six (6)-month anniversary of her separation from service;

(b)    pay Employee an amount equal to a portion of her performance bonus compensation as provided for in Paragraph 7 of this Agreement prorated based on the number of days through the end of the scheduled term of this Agreement; provided, if at the time Employee has a separation from service (such that her Benefit Commencement Date under the SERP has occurred) Employee has attained her Maximum Retirement Benefit Date, all payments being paid or payable under this subparagraph (b) shall cease or not commence, as applicable. The amount of such bonus payable under this subparagraph (b), if any, will be paid to Employee pursuant to the terms and customary operations of the Management Incentive Program (or other applicable bonus program) except that Employee’s performance will be deemed to be at target while actual performance of Corporation will be applied; provided, if the scheduled term of this Agreement ends after the calendar year in which the notice of termination is given, (i) the bonus payment for the calendar year in which such notice is given (and any other full calendar year that ends before the scheduled term of this Agreement ends) will be paid without any proration; and (ii) the amount of the bonus payment for the calendar year in which the scheduled term of this Agreement ends will be calculated on a pro rata basis, using the number of days elapsed during such calendar year through the end of the scheduled term of this Agreement, and will be paid upon Employee’s separation from service in a lump sum between January 1 and March 15, inclusive, of the calendar year following the calendar year in which the scheduled term of this Agreement ends or, if later, upon the day after the six (6)-month anniversary of her separation from service;

(c)    continue to honor all Equity Awards, subject to the terms thereof, granted to Employee prior to the termination date stated in said written notice, all of said options to be or become fully vested as of the termination date stated in said written notice; provided, any Equity Awards that vest based on performance will remain subject to the applicable performance criteria, and Employee’s performance will be deemed to be at target while actual vesting based on performance of Corporation will be applied in the manner and at the time provided in the agreements for such Equity Awards;

(d)    upon Employee’s separation from service, continue to pay or provide to Employee all of the retirement, health, life and disability benefits, as are provided for in this Agreement or under any programs, plans or policies covering Employee at the time of any such notice of termination, up to the end of the scheduled term of this Agreement.

Notwithstanding the foregoing, after Employee’s Actual Termination Date, Employee shall not actively participate in any retirement plan qualified under Code Section 401(a), any employee stock purchase plan under Code Section 423, any fully insured benefit for which the insurer does not allow post-employment participation, or any other plan or benefit (other than Corporation’s self-insured group health plan) that Corporation or the third-party insurer of such benefit reasonably determines is not suitable or available for post-employment participation. In such event, Employee shall be entitled to the benefits described in the next succeeding paragraph, to the extent applicable, up to the end of the scheduled term of this Agreement.

(i)    After Employee’s Actual Termination Date, Employee shall no longer actively participate in the Aflac Incorporated 401(k) Savings and Profit Sharing Plan (the “401(k) Plan”). Corporation shall pay to Employee an amount equal to the dollar amount of matching contributions, if any, that would have been made to Employee’s account(s) under the 401(k) Plan if Employee had continued to actively participate in such plan for the period from Employee’s Actual Termination Date through the end of the scheduled term of this Agreement, and had made Employee deferrals at the deferral rate necessary to receive the maximum matching contribution (if any) available to her under the terms of the 401(k) Plan with such amount being calculated as if Employee’s compensation and the limits applicable under the 401(k) plan all remained at the levels in effect as of the date the notice of termination is given. This payment shall be made to Employee in a lump sum upon the day after the six (6)-month anniversary of her separation from service.

(ii)    If, following Employee’s separation from service, Employee does not qualify for retiree health benefits (if any) under Corporation’s group health plan, then upon Employee’s separation from service, Corporation shall allow Employee to continue to participate in Corporation’s group health plan for the remainder of the stated term of this Agreement as if she remained an active employee; provided, Employee pays the full premium cost for such coverage; and provided further, Corporation shall reimburse Employee for the employer portion of the cost of such coverage (such that Employee shall pay in net terms only the active employee cost of such coverage) within sixty (60) days after the end of each calendar month in which Employee maintains such coverage.

B.    Termination by Employee. Employee may terminate this Agreement at any time by giving at least sixty (60) days' written notice to Corporation of her intention to terminate her employment;

(1)    in the event such termination by Employee shall be without "good reason" (as defined in Paragraph 18 hereof) and with a bona fide intent either (i) to retire or (ii) not to work in, or engage in a business or activity that would be in a Competing Business (as defined in Paragraph 15) that would violate the covenant against competition as set forth in Paragraph 15, Corporation shall be obligated to:

(a)    pay Employee her base salary due her under Paragraph 5 of this Agreement up to her Actual Termination Date;

(b)    pay Employee an amount equal to any performance bonus compensation due her under Paragraph 7 of this Agreement for the period ending on the earlier of (i) the termination date stated in such written notice, or (ii) the last day of the calendar year in which written notice of termination is provided. The amount of said bonus, if any, will be paid to Employee pursuant to the terms and customary operations of the Management Incentive Program (or other applicable bonus program) except that Employee’s performance will be deemed at target while actual performance of Corporation will be applied, and will be calculated on a pro rata basis, using the number of days Employee was actually employed by Corporation during the calendar year in which Employee provides such written notice of termination;

(c)    continue to honor all Equity Awards, subject to the terms thereof, which have been granted to Employee and are fully vested prior to the termination date stated in said written notice;

(d)    pay Employee, and if elected by Employee, her spouse such retirement benefits as are provided for in the Supplemental Executive Retirement Plan (the “SERP”) under Paragraph 9 thereof. For purposes of this subparagraph, Employee shall continue to accrue “credited service” as an employee under the SERP up through her Actual Termination Date; provided, these provisions shall not affect the timing or form of her SERP distributions, which shall be determined solely under the terms of the SERP.

(2)    In the event such termination by Employee shall be for "good reason" (as defined in Paragraph 18 hereof), and if Employee timely signs and does not revoke a release as provided in subparagraph G of Paragraph 13, Corporation shall be obligated to provide Employee with the payments, benefits and rights in a manner, at such times and in such forms as specified in subparagraphs A(2)(a)-(d) of this Paragraph 13.

(3)    In the event (i) such termination by Employee shall be without "good reason" (as defined in Paragraph 18 hereof) and (ii) Corporation determines that Employee’s post-employment activities violate, or will be in violation of, the Covenants of Paragraphs 15 and/or 16, then Corporation shall not be obligated to make or provide any further payments or benefits to Employee under this Agreement except as herein provided in this subparagraph.

(a)    subject to Corporation's rights under Paragraphs 15 and 16, Corporation shall pay Employee her base salary due her under Paragraph 5 of this Agreement up to her Actual Termination Date;

(b)    Subject to Corporation's rights under Paragraphs 15 and 16 hereof, Corporation shall continue to honor all Equity Awards, subject to the terms thereof, which have been granted to Employee and are fully vested prior to the termination date stated in said written notice.

C.    Termination while disabled. If Employee is totally disabled at the time any such notice of termination is given, then notwithstanding the provisions of this Paragraph 13, Corporation shall nevertheless continue to pay Employee, as her sole compensation hereunder, the compensation and other benefits for the remaining period of Employee's total disability as provided for in Paragraph 12 hereinabove. It is understood that in no event shall such disabled Employee be entitled to compensation under this Paragraph 13 in addition to the continuation of her compensation under Paragraph 12.

D.    Cooperation After Notice of Termination. Following any such notice of termination, Employee shall fully cooperate with Corporation in all matters relating to the winding up of her pending work on behalf of Corporation and the orderly transfer of any such pending work to other employees of Corporation as may be designated by the Corporation’s Chief Executive Officer; and to that end, Corporation shall be entitled to full-time services of Employee through her Actual Termination Date and such full-time or part-time services of Employee as Corporation may reasonably require during all or any part of the sixty (60)-day period that follows her Actual Termination Date; provided, the parties acknowledge that, depending on the level of services so required, the provision of such services may delay the timing of Employee’s separation from service.

E.    Separation from Service. The term “separation from service” when used in this Agreement shall mean that Employee separates from service with Corporation and all affiliates, as defined in Code Section 409A and guidance issued thereunder (“Section 409A”). As a general overview of Section 409A’s definition of “separation from service”, an employee separates from service if the employee dies, retires, or otherwise has a termination of employment with all affiliates, determined in accordance with the following:

(1)    Leaves of Absence. The employment relationship is treated as continuing intact while the employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as the employee retains a right to reemployment with an affiliate under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the employee will return to perform services for an affiliate. If the period of leave exceeds six (6) months and the employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6)-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29)-month period of absence shall be substituted for such six (6)-month period.

(2)    Status Change. Generally, if an employee performs services both as an employee and an independent contractor, the employee must separate from service both as an employee and as an independent contractor pursuant to standards set forth in Treasury Regulations to be treated as having a separation from service. However, if an employee provides services to affiliates as an employee and as a member of the Board of Directors, the services provided as a director are not taken into account in determining whether the employee has a separation from service as an employee for purposes of this Agreement.

(3)    Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the employer and the employee reasonably anticipate that (A) no further services will be performed after a certain date, or (B) the level of bona fide services the employee will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to less than fifty percent (50%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period. Facts and circumstances to be considered in making this determination include, but are not limited to, whether the employee continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly-situated service providers have been treated consistently, and whether the employee is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which an employee is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subparagraph (1) above, for purposes of this subparagraph, the employee is treated as providing bona fide services at a level equal to the level of services that the employee would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which an employee is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable thirty-six (36)-month period).

F.    Separate Payments. Each payment made to Employee pursuant to this Paragraph 13 or Paragraph 18 shall be treated as a separate payment for purposes of Code Section 409A.

G.    Release Requirement. As a condition to Employee receiving any pay or benefits under subparagraph A(2) or B(2) of this Paragraph 13 or under Paragraph 18 (as applicable), Employee must sign (and not revoke) a written release agreement (“Release”) containing any terms specified by Corporation for (i) Employee’s release of Corporation and its affiliates from all claims arising from Employee’s employment or termination, (ii) Employee’s non-revocation of that release during the seven (7)-day period applicable to age-based claims, and (iii) Employee’s promise to comply with specified confidentiality, noncompetition and/or nonsolicitation provisions. Corporation will terminate Employee’s eligibility for severance pay and benefits if she fails to sign, if she revokes, or if she fails to follow the terms of this Release and if it is not signed and returned to Corporation within the earlier of (i) the deadline specified by Corporation, or (ii) sixty (60) days after Employee’s Actual Termination Date (or Termination Date for purposes of Paragraph 18). Employee must sign the Release after her Actual Termination Date (or Termination Date for purposes of Paragraph 18). In the event that any payment under subparagraph A(2) or B(2) of this Paragraph 13 or under Paragraph 18 (as applicable) is not exempt from Code Section 409A, the payment timing is based on the signing of this Release, and the period in which Employee could timely sign and return the release spans two (2) calendar years, such payment shall in all events be made in the second such calendar year. Notwithstanding the foregoing, if the payment timing of any portion of payments or benefits, which rely solely on the short-term deferral rule to be exempt from Code Section 409A, would be delayed beyond the short-term deferral rule period due to Employee’s late signing of the Release, such portion shall be forfeited.

14.    Death of Employee. In the event of Employee's death during the term of this agreement or any extension hereof, this Agreement shall terminate immediately, and Employee's estate shall be entitled to receive terminal pay in an amount equal to the amount of Employee's base salary and any performance bonus compensation actually paid by Corporation to Employee during the last thirty-six (36) months of her life, said terminal pay to be paid in thirty-six (36) equal monthly installments beginning on the first day of the month next following the month during which Employee's death occurs. If the Employee's death occurs before she has been employed for thirty-six (36) months, the terminal pay shall be based on an amount equal to the Employee's base salary and any performance bonus actually paid by Corporation to Employee during the period of her employment plus the amount of base salary and performance bonus the Employee would have been paid had she survived for the full initial thirty-six (36)-month period. Terminal pay as herein provided for in this Paragraph shall be in addition to amounts otherwise receivable by Employee or her estate under this or any other agreements with Corporation or under any employee benefits or retirement plans established by Corporation and in which Employee is participating at the time of her death. In addition, Corporation shall honor all Equity Awards, subject to the terms thereof, granted to Employee prior to her death; and Employee or her estate shall, if not otherwise vested, become fully vested in said options as of the date of Employee's death. For purposes of this Paragraph, Employee shall, upon her death, be given such additional "credited service" as necessary to fully qualify Employee under Corporation's Supplemental Executive Retirement Plan (SERP) and to provide a survivor annuity to Employee's spouse under the Plan. If upon Employee’s death Employee was not eligible for (at least) an early retirement benefit under SERP, benefits will be payable under the SERP the amount of which shall be determined as if Employee’s date of death was her Early Retirement Date (as such term is defined in SERP); provided, these provisions shall not affect the timing or form of her SERP distributions, which shall be determined solely under the terms of the SERP.

15.    Covenants not to compete and not to disclose confidential information and trade secrets.
A.    Covenant against competition. During employment and for a twenty-four (24)-month period after Employee’s Actual Termination Date (or Termination Date for purposes of Paragraph 18) resulting from (i) Employee’s voluntary termination without “good reason” (as defined in Paragraph 18), or (ii) Corporation’s termination of Employee for “good cause” (as defined in Paragraph13), Employee will not, on her own behalf, or on behalf of any other person or entity, compete with Aflac and its affiliated companies (the ”Aflac Companies”) by providing in the Restricted Territory (as defined in subparagraph A(3) of this Paragraph 15) to any Competing Business (as defined in subparagraph A(2) of this Paragraph 15), services similar to those Employee provided to the Aflac Companies with respect to the Aflac Business (as defined in subparagraph A(1) of this Paragraph 15), in circumstances in which Employee’s responsibilities and duties are substantially similar to those performed by her during the 24-month period ending on her Actual Termination Date.

(1)“Aflac Business” means the Aflac Companies’ insurance company business, which the Aflac Companies operate throughout the United States (including the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Guam) and throughout Japan, and which includes but is not limited to (i) the development, underwriting marketing, distribution and sale of individual and group voluntary insurance products, including .accident, cancer and other specified diseases, dental, hospital confinement indemnity, hospital confinement sickness indemnity, hospital intensive care, life, annuities, lump sum cancer, lump sum cancer critical illness, specified health event, short term disability and vision; (ii) the offering of un-reimbursed medical, dependent care, and transportation flexible spending accounts; and (iii) operating a private medical and insurance product exchange and similar enrollment services. “Aflac Business” will also include any additional insurance and reimbursement account products and services, which become part of the business conducted by the Aflac Companies, whether through acquisition and/or development, and in which or to which Employee has had direct exposure in her position with the Aflac Companies. Similarly, “Aflac Business” will not include any business operation, which formerly was part of the business conducted by the Aflac Companies and which ceased being a part thereof due to divestiture or discontinuation of that part of the business.

(2)“Competing Business” means any person, concern or entity, which is engaged in, or conducts a business substantially the same as, the Aflac Business or any part thereof.

(3)“Restricted Territory” means the area within the United States (including the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Guam) and Japan.

B.    Covenant against disclosure of confidential information and trade secrets. Employee acknowledges that, during the term of her employment under this Agreement, Employee will be privy to (i) certain confidential and proprietary information of Aflac Companies, which constitutes trade secrets as defined in the Georgia Trade Secret Act of 1990 (the “Trade Secret Act”), and (ii) certain other confidential and proprietary information of Corporation that may not constitute trade secrets as so defined. With respect to such Trade Secrets and other confidential and proprietary information, Employee covenants and agrees, as follows:

(1)    Employee agrees to not disclose to any third party, without the prior written consent of Corporation’s Chief Executive Officer or unless necessary to perform her duties and responsibilities hereunder, the processes, machines, technical documentation, computer programs, customer lists, identity of customers, business plans, marketing plans and techniques, pricing data, financial data, marketing programs, customer files, financial institution files, technical expertise and know how, and other confidential and proprietary information and trade secrets, whether as defined in the Trade Secret Act or which may lie beyond it (collectively, the “Property”), which have been or will be provided to Employee by any of the Aflac Companies and are confidential and proprietary property of any of the Aflac Companies. Employee further agrees not to use any Property to her personal benefit or the benefit of any third party. Employee also agrees to return to Corporation all such Property which is tangible upon or before her Actual Termination Date. Notwithstanding the foregoing, the Property protected hereunder will not include any data or information that has been disclosed to the public (except where such public disclosure has been made by Employee without authorization), that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. The restrictions in this Paragraph are in addition to, and not in lieu of, any rights or remedies Corporation may have available pursuant to the laws of the State of Georgia to prevent the disclosure of trade secrets and proprietary information, with such laws including but not limited to the Trade Secrets Act.

(2)    Employee’s obligations under the nondisclosure provisions in this Paragraph 15.B (i) will apply to Property that does not constitute trade secrets during the term of Employee’s employment hereunder and for as long as the Property remains confidential, and (ii) will apply to Property that constitutes trade secrets until such Property no longer constitutes trade secrets and is no longer confidential.

16.    Enforcement of restrictive covenants.

A.Blue Penciling. The parties agree that if any court finds that any provision in Paragraph 15 or this Paragraph 16 is overly broad such that it is unenforceable under applicable state law, the court may reform that provision to narrow its scope to the extent necessary to render it enforceable.

B.Severability. Employee acknowledges and agrees that the covenant against competition and the covenant against disclosure contained in Paragraphs 15.A and 15.B, respectively, are reasonable and valid and do not impose limitations greater than those that are necessary to protect the business interests and confidential information of the Aflac Companies. The parties agree that the invalidity or unenforceability of any one or more of such covenants, other provisions, or parts thereof (collectively the “Covenants”) will not affect the validity or enforceability of the other Covenants, all of which are inserted conditionally on their being valid in law. In the event one or more Covenants contained herein are ruled invalid (after application of subparagraph A of this Paragraph), this Agreement will be construed as if such invalid Covenant had not been inserted. The parties hereto agree that the Covenants contained in this Agreement are severable and divisible; that none of such Covenants depends on any other Covenant for its enforceability; that such Covenants constitute enforceable obligations between the parties; that each such Covenant will be construed as an agreement independent of any other Covenant of this Agreement; and that the existence of any claim or cause of action by one party to this Agreement against the other party to this Agreement, whether predicated on this

Agreement or otherwise, will not constitute a defense to the enforcement by any party to this Agreement of any such Covenant.

C.Injunctive Relief. Employee hereby agrees that any remedy at law for any breach of the Covenants will be inadequate and that any of the Aflac Companies will be entitled to apply for injunctive relief in addition to any other remedy the Aflac Companies might have under this Agreement.

D.Claim for Damages. Employee acknowledges that, in addition to seeking injunctive relief, any of the Aflac Companies may bring a cause of action against her for any and all losses, liabilities, damages, deficiencies, costs (including, without limitation, court costs), and expenses (including, without limitation, reasonable attorneys’ fees), incurred by the Aflac Companies and arising out of or due to my breach of any Covenant or agreement contained in Paragraph 15. Notwithstanding anything herein to the contrary, the breach of any Covenant will cause Employee to forfeit any and all payments otherwise due under subparagraphs A(1), B(1) and B(3) (as applicable) of Paragraph 13, and the breach of the nondisclosure Covenant set forth in Paragraph 15.B will cause Employee to forfeit any and all payments otherwise due under subparagraphs A(2) and B(2) (as applicable) of Paragraph 13; and Employee agrees to repay to the Aflac Companies any amount already paid under such applicable subparagraph.

E.Survival. Paragraph 15 and this Paragraph 16, to the extent applicable, will survive the termination of this Agreement and Employee’s employment. In addition, neither the termination of this Agreement nor Employee’s employment will terminate any other obligations or rights that, by the specific terms of this Agreement, extend beyond such termination.

17.    Right to acquire insurance. If Employee shall terminate her employment hereunder for any reason other than death, she may, at her election, acquire any insurance policies upon her life owned by the Corporation by giving written notice of her election to Corporation within ninety (90) days after her termination of employment. Such policies shall be transferred to the Employee upon her payment to Corporation of the then interpolated terminal reserve value of said insurance. In the event any policies transferred to Employee as herein provided shall not have an interpolated terminal reserve value, then the amount to be paid by Employee shall be its then fair market value.

18.    Change in control.

A.    In general. In the event there is a Change in Control (as defined in this Paragraph) of Corporation, this Agreement shall, in order to help eliminate the uncertainties and concerns which may arise at such time, be automatically extended upon all of the same terms and provisions contained herein, for an additional period of three (3) years, beginning on the first day of the month during which such Change in Control shall occur.

B.    Notwithstanding the term of subparagraph A(2) and (B)(2) of Paragraph 13, and in lieu of the obligations of the Corporation under such paragraph, if, after a Change in Control

Employee's employment is terminated by Corporation without "good cause" (as defined in Paragraph 13), or is terminated by Employee for "good reason" (as defined in Paragraph 18), any such termination by Corporation to be made only in accordance with the requirements specified by Paragraph 13.A, Employee shall be entitled to the following if Employee timely signs and does not revoke a release as provided in subparagraph G of Paragraph 13:

(1)    In a manner, at such times and in such forms as provided in Paragraph13.A(1) Corporation shall pay Employee’s full base salary to Employee through the date of termination stated in Corporation’s written notice required pursuant to Paragraph 13.A hereof (hereinafter in this Paragraph the “Termination Date”) at the rate in effect on the date such notice is given and, additionally, shall pay Employee all compensation and benefits payable to Employee under the terms of any compensation or benefit plan, program or arrangement maintained by Corporation during such period through the Termination Date.

(2)    The Corporation shall pay Employee all compensation and benefits due Employee under Corporation's retirement, insurance and other compensation or benefit plans, programs of arrangements as such payments become due. The amount of such compensation and benefits shall be determined under, and paid in accordance with, Corporation's retirement, insurance and other compensation or benefit plans, programs and arrangements.

(3)    In lieu of any further salary payments to Employee for periods subsequent to the Termination Date, the Corporation shall pay to Employee, immediately after the Termination Date, a lump sum payment, in cash, equal to three (3) times the sum of (i) Employee’s annual base salary in effect immediately prior to the Change in Control and (ii) the higher of the amount paid to Employee pursuant to the Corporation’s Management Incentive Plan (or any successor plan thereto) for the year preceding the year in which the Termination Date occurs or paid in the year preceding the year in which the Change in Control occurs; provided, if Employee’s separation from service occurs more than twenty-four (24) months after the Change in Control, only the portion of such lump-sum severance payment in excess of the total amount that would have been payable under Paragraphs 13.A(2)(a) and (b) shall be paid pursuant to the terms hereinabove, and the remainder shall be paid pursuant to the terms of Paragraphs 13.A(2)(a) and (b) as if no Change in Control had occurred; and, provided further, such amount will be paid upon the day after the six (6)-month anniversary of Employee’s separation from service; provided further, if upon her Termination Date Employee has attained her Maximum Retirement Benefit Date, no amount shall be payable under this subparagraph 3.

(4)    The Corporation shall pay to Employee, immediately after the Termination Date, a lump sum amount, in cash, equal to a pro rata portion (based on the number of days Employee is an employee during the year in which the Termination Date occurs) of the aggregate value of the maximum annual amount of all contingent incentive compensation awards to Employee for all uncompleted periods under the Corporation's Management Incentive Plan (or successor plan thereto); provided, to the extent any amount of such lump sum payable after the Termination Date is not exempt from Section 409A, such amount will be paid upon the day after the six (6)-month anniversary of Employee’s separation from service.

(5)    For a thirty-six (36)-month period after Employee’s separation from service, Corporation shall provide Employee with life, disability, accident and health insurance benefits substantially similar to and equal or greater in economic value than such benefits which Employee is receiving immediately prior to the Termination Date (without giving effect to any reduction in such benefits subsequent to a Change in Control which reduction in benefits would constitute “good reason” as defined in this Paragraph). Benefits required to be provided to Employee pursuant to this subparagraph B(5) shall be reduced to the extent comparable benefits are actually received by or made available to Employee without cost during such thirty-six (36)-month period and any such benefit actually received by Employee shall be reported to Corporation by Employee.

Notwithstanding the foregoing, with respect to any of such life and/or disability benefits that are fully insured, in lieu of providing such benefits for such period, Corporation shall pay Employee a lump-sum amount equal to the cost of such benefits on a post-employment basis for such thirty-six (36)-month period; provided, any such cash payment shall be made as soon as practicable after Employee’s separation from service, with any amount that is not exempt from Section 409A and that is otherwise payable within the six (6)-month period beginning on the date of her separation from service being paid upon the day after the six (6)-month anniversary of her separation from service.

C.    In addition to the payments provided for in subparagraph B of this Paragraph 18, in the event that after a Change in Control Employee's employment by the Corporation is terminated by the Corporation without "good cause" or by Employee for "good reason," the Corporation shall continue to honor all Equity Awards granted to Employee (subject to the terms of such awards) prior to the Termination Date, and all Equity Awards granted to Employee prior to her Actual Termination Date shall become fully vested and exercisable (and to the extent applicable (e.g., with respect to any restricted stock units or similar awards) payable, as of the Termination Date; provided, any Equity Awards that vest based on performance will vest as if the maximum performance under the performance criteria had been satisfied.

D.    Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Employee in connection with a Change in Control or the termination of Employee’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, any person whose actions result in a Change in Control or any person affiliated with the Corporation or such person) (all such payments and benefits being hereinafter called “Total Payments”) would not be deductible (in whole or in part) by the Corporation, an affiliate or person making such payment or providing such benefit as a result of Section 280G of the Internal Revenue Code of 1986 (the “Code”) then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), adjustments in such payments shall be made as follows: (i) the cash payments provided pursuant to subparagraph B(3) and B(4) of this Paragraph 18 that are exempt from Section 409A shall first be reduced (if necessary, to zero); (ii) then, if further reductions are necessary, benefits provided under subparagraph B(5) of this Paragraph 18 that are exempt from Section 409A shall be reduced (if necessary, to zero);

(iii) then, if still further reductions are necessary, the cash payments provided pursuant to subparagraph B(3) and B(4) of this Paragraph 18 that are not exempt from Section 409A shall be reduced (if necessary, to zero); and (iv) finally, if still further reductions are necessary, all of the benefits provided under subparagraph B(5) of this Paragraph 18 that are not exempt from Section 409A shall be forfeited. For purposes of this limitation (i) no portion of the Total Payments, the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of termination of employment shall be taken into account (provided that, in no event will any such waiver impermissibly affect any portion of the Total Payments that is subject to Section 409A), (ii) no portion of the Total Payments shall be taken into account which in the opinion of the tax counsel selected by the Corporation’s independent auditors and reasonably acceptable to Employee does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code, (iii) except as provided in clause (iv) above, the payments and benefits be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Corporation’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. In no event shall the Corporation’s obligation to continue to honor all Equity Awards granted to Employee prior to the Termination Date nor the vesting of Equity Awards in accordance with Paragraph 18.C hereof be affected by this Paragraph 18.D.

E.    Definitions.

(1)    “Change in Control” means a change in ownership or effective control of Corporation or a change in the ownership of a substantial portion of the assets of Corporation, all within the meaning of Section 409A. As a general overview, Section 409A’s definition of these terms, and the dates as of which they occur, are as follows:

(a)    The date any one person, or more than one person acting as a group, acquires ownership of stock of Corporation that, together with stock held by such person or group constitutes more than fifty percent (50%) of the total voting power of the stock of Corporation. However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of Corporation or to cause a change in the effective control of Corporation.

(b)    The date any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Corporation possessing thirty percent (30%) or more of the total voting power of the stock of Corporation.

(c)    The date that any one person, or more than one person acting as a group acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from Corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of Corporation immediately before such acquisition or acquisitions.

(d)    The date a majority Corporation’s board of directors is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of Corporation’s board of directors before the date of the appointment or election.

(2)    “Good reason” shall mean the termination of employment by Employee upon the occurrence of any one or more of the following events to the extent that there is, or would be if not corrected, a material negative change in Employee’s employment relationship with Corporation:

(a)    A material breach by Corporation of the terms and conditions of this Agreement affecting Employee’s salary and bonus compensation, any employee benefit, Equity Awards or the loss of any of Employee’s titles or positions with Corporation;

(b)    A significant diminution of Employee’s duties and responsibilities;

(c)    The assignment to Employee of duties significantly inconsistent with or different from her duties and responsibilities existing at the time of a Change in Control;

(d)    A purported termination of Employee’s employment by Corporation other than as permitted by this Agreement;

(e)    The relocation of Corporation’s principal office or of Employee’s own office to any place beyond twenty-five (25) miles from the current principal office of Corporation in Columbus, Georgia; and

(f)    The failure of any successor to Corporation to expressly assume and agree to discharge Corporation’s obligations to Employee under this Agreement as extended under this Paragraph, in form and substance satisfactory to Employee.

Notwithstanding the foregoing, Employee shall have good reason under this Agreement only if (i) Employee provides Corporation, within ninety (90) days of the occurrence of the event giving rise to the notice, a written notice indicating the specific good reason provision(s) in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for good reason, and indicating a date of termination of employment (not less than thirty (30) nor more than sixty (60) days after the date such notice is given); and (ii) such facts and circumstances are not substantially corrected by Corporation prior to the date of termination specified by Employee in such notice. Any failure by Employee to set forth in a notice of good reason any facts or circumstances which contribute to the showing of good reason shall not waive any right of Employee hereunder or preclude Employee from asserting such fact or circumstances in enforcing her rights hereunder.

19.    No requirement to seek employment and no offset. Corporation agrees that, if Employee's employment is terminated by Corporation during the term of this Agreement or by Employee for "good reason" during the term of this Agreement, Employee is not required to seek other employment or attempt in any way to reduce the amounts payable to Employee by Corporation pursuant to the applicable terms of this Agreement; it being understood and agreed that the amount of any payment or benefit to Employee provided for hereunder shall not be reduced by any compensation or other benefits earned by Employee as a result of her employment by another employer or, after a Change in Control, by Corporation's attempt to offset any amount claimed to be owed by Employee to Corporation or otherwise.

20.    Waiver of breach or violation not deemed continuing. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

21.    Notices. Any and all notices required or permitted to be given under this Agreement will be sufficient if furnished in writing, sent by registered or certified mail to her last known residence in the case of Employee or to its principal office in Columbus, Georgia, in the case of the Corporation.

22.    Authority. The provisions of this Agreement required to be approved by the Board of Directors of Corporation or the Compensation Committee of the Board have been so approved and authorized.

23.    Arbitration. From time-to-time, Employee agrees to sign and become a party to any arbitration agreement with such terms as Corporation may provide, and the terms of such arbitration agreement shall be incorporated herein by this reference and shall apply to all claims under this Agreement; provided, notwithstanding the foregoing, any claims or actions, whether for damages, injunctive relief or other relief, for any violation or breach of the Covenants set forth in Paragraphs 15 and 16, including but not limited to the actions described in subparagraphs C and D of Paragraph 16, (i) shall be excluded from the arbitration agreement and its applicability, and (ii) shall be subject to the jurisdiction of the applicable court as set forth in Paragraph 24.

/s/ DPA	/s/ ABJ
Initials for Corporation	Initials of Employee

24.    Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Georgia. Any legal action brought in regard to this Agreement, which is not subject to arbitration as provided in Paragraph 23 or is brought to enforce the finding of the arbitrator, shall be brought in the Superior Court of Muscogee County, Georgia, or the United States District Court of the Southern District of Georgia, whichever applies, and the parties waive jurisdiction and venue in any other court.

25.    Paragraph Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Agreement.

26.    Two originals. This Agreement is executed in two (2) originals, each of which shall be deemed an original and together shall constitute one and the same Agreement, with one original being delivered to each party hereto.

27.    Code Section 409A. This Agreement is intended to comply with the requirements of Code Section 409A and shall be construed accordingly. Any payments or distributions to be made to Employee under this Agreement upon a “separation from service” (as defined above) of amounts classified as “nonqualified deferred compensation” for purposes of Code Section 409A, payable due to a separation from service and not exempt from Section 409A, shall in no event be made or commence until six (6) months after such separation from service. Each payment of nonqualified deferred compensation under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. Notwithstanding the foregoing, Corporation shall not be liable to Employee or any other person if the Internal Revenue Service or any court determines for any reason that any payments under this Agreement are subject to taxes or penalties under Section 409A.

28.    Tax Withholding. Corporation shall withhold all applicable taxes from any amounts payable under this Agreement, including, but not limited to, any federal, foreign, state and local taxes; and all such amounts described in this Agreement shall be paid net of such taxes.

29.    Amendments and Waivers. Except as otherwise specified herein, this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Corporation and Employee.

IN WITNESS WHEREOF, Corporation has hereunto caused its name to be signed and its seal to be affixed by its duly authorized officers, and Employee has hereunto set her hand and seal, all being done in duplicate originals, with one original being delivered to each party as of the 11th day of June, 2015.

AFLAC INCORPORATED

/s/ Audrey Boone Tillman	BY:	/s/ Daniel P. Amos
AUDREY BOONE TILLMAN		DANIEL P. AMOS
Employee		Chairman and Chief Executive Officer

/s/ Susan Storey	ATTEST:	/s/ J. Matthew Loudermilk
Witness		J. MATTHEW LOUDERMILK
VP, Corporate Secretary

21